Exhibit 99.1

FOR IMMEDIATE RELEASE
November 2, 2009

ART’S WAY MANUFACTURING ANNOUNCES CASH DIVIDEND ON THE COMPANY’S COMMON STOCK

ARMSTRONG, IOWA, November 2, 2009 – Art’s Way Manufacturing Co., Inc., (NASDAQ:ARTW) a leading manufacturer and distributor of agricultural machinery, equipment and services announces the Board of Directors of the corporation approved a cash dividend on the Company’s common stock. The dividend of $0.06 is payable on November 30, 2009, to shareholders of record on November 16, 2009. Art’s Way Manufacturing has paid a dividend each year since 2005.

J. Ward McConnell Jr., Executive Chairman of the Board of Directors said, “In spite of the challenges inherent in the agricultural sector today, we believe our business model places us in a strong position, particularly as the economy improves. Our business fundamentals remain strong and the Company is well capitalized as we move forward into 2010. We want to thank all of our loyal shareholders for their support.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment and top and bottom drive augers. After market service parts are also an important part of the Company's business. We have two wholly owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels and Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact:  Jim Drewitz, Investor Relations
830-669-2466 jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com

This news release includes “forward-looking statements” within the meaning of the federal securities laws.  Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company’s products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ markedly from management’s expectations.  The Company cautions readers not to place undue reliance upon any such forward-looking statements.